As filed with the Securities and Exchange Commission on June 17, 2021.

Registration No. 333-255642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALONA GLOBAL MEDICAL DEVICE CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3330 Caminito Daniella

Del Mar, California 92014

1-800-760-6826

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Leslie Cross

Interim Chief Executive Officer

2800 Park Place

666 Burrard Street

Vancouver, British Columbia

V6C 2Z7

1-800-760-6826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Raymer

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1

(416) 367-7388

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ⮽

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	⮽
Accelerated filer	☐	Emerging growth company	⮽
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⮽

EXPLANATORY NOTE

Salona Global Medical Device Corp. is filing this Post-Effective Amendment No. 1 (the "Amendment") to its Registration Statement on Form S-1 (File No. 333-255624), as amended (the "Registration Statement"), to correct the selling shareholders table to include MMCAP International Inc. SPC Mourant Governance Service (Cayman) Ltd. The remainder of the Registration Statement is unchanged and has therefore been omitted.

SELLING SHAREHOLDERS

In accordance with the subscription agreements entered into in connection with the Concurrent Financings on December 18, 2020, we have agreed with the selling shareholders to register the common shares underlying the Salona Subscription Receipts, Finco Shares, Resulting Issuer Warrants, Salona Compensation Options and Exchangeable Compensation Options. See "Change of Business and Related Transactions-Concurrent Financings" for more information.

The shares offered by this prospectus may be offered from time to time by the selling shareholders listed in the following table. Each selling shareholder will determine the number of shares to be sold and the timing of the sales. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares. Because the selling shareholders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after such offering can be provided, and the following table has been prepared on the assumption that all common shares offered under this prospectus will ultimately be sold.

We do not have any arrangement with the registered dealers to whom we granted the Salona Compensation Options and Finco Compensation Options in the Concurrent Financings for any of them to act as a broker-dealer for the sale of the common shares included herein for the selling shareholders. However, such registered dealers may be deemed to be an underwriter with respect to their respective sales of shares to be offered by them in this prospectus. Each of the other selling shareholders has represented to us that it is not a FINRA member nor an affiliate or associate thereof.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the common shares beneficially owned by them. Except as described in the footnotes to the following table and under "Transactions with Related Parties" below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any common shares in this table does not constitute an admission of beneficial ownership for the person named below.

The table below is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table below have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable laws. Applicable percentages are based on 33,813,308 outstanding on April 15, 2021, adjusted as required by Rule 13d-3(d)(1) of the Exchange Act.

Name of Selling Shareholder	Common Shares Beneficially Owned Prior to this Offering	Common Shares to be Received upon the Conversion of Salona Subscription Receipts (1)	Common Shares to be Received upon Exchange of Finco Shares(2)	Common Shares to be Received upon Exercise of Resulting Issuer Warrants(3)	Common Shares to be Received upon Exercise of Salona Compensation Options(4)	Common Shares to be Received upon Exercise of Exchangeable Compensation Options(5)	Number of Common Shares Available Pursuant to this Prospectus(6)	Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After Offering(7)
Anthony Oram	-	331,650	165,825	165,825	-	-	663,300	663,300	1.0%
MMCAP International Inc. SPC Mourant Governance Service (Cayman) Ltd	-	1,546,507	309,301	309,301	-	-	2,165,109	2,165,109	3.4%
682501 Alberta Ltd.	-	110,550	55,275	55,275	-	-	221,100	221,100	0.3%
Patrick McCarthy	-	110,550	55,275	55,275	-	-	221,100	221,100	0.3%
Thomas Sean Riley	-	110,550	55,275	55,275	-	-	221,100	221,100	0.3%
Victoria Ross	-	165,088	82,544	82,544	-	-	330,176	330,176	0.5%
Andrew B. MacDonald	-	829,862	414,931	414,931	-	-	1,659,724	1,659,724	2.6%
Michael Croxon	-	110,550	55,275	55,275	-	-	221,100	221,100	0.3%
Nitin Kaushal	-	56,012	28,006	28,006	-	-	112,024	112,024	0.2%
Hugh McCauley	-	232,247	46,449	46,449	-	-	325,145	325,145	0.5%
XIB International Master Fund by the fund's advisor XIB Asset Management Inc.	-	387,079	77,415	77,415	-	-	541,909	541,909	0.8%
BT Global Growth Fund LP	-	541,911	108,381	108,381	-	-	758,673	758,673	1.2%
Rob McLay	-	46,449	9,289	9,289	-	-	65,027	65,027	0.1%
Beacon Securities Limited(9)	-	387,079	77,415	77,415	454,817	90,962	1,087,688	1,087,688	1.7%
James Dale	-	154,831	30,965	30,965	-	-	216,761	216,761	0.3%
Hydra Fund LP	-	154,831	30,966	30,966	-	-	216,763	216,763	0.3%
HedgeOne Capital Fund Inc.	-	99,200	19,825	19,825	-	-	138,850	138,850	0.2%
Purpose Canadian Equity Growth Fund	-	914,320	182,893	182,893	-	-	1,280,106	1,280,106	2.0%
Stonecastle Investment Management Inc.	-	457,382	91,461	91,461	-	-	640,304	640,304	1.0%
Fountain Asset Corp.	-	77,415	15,482	15,482	-	-	108,379	108,379	0.2%
Cedarpoint Capital Inc.	357,445	185,798	37,159	37,159	-	-	260,116	617,561	1.0%
Jane E. Kiernan	-	95,762	19,152	19,152	-	-	134,066	134,066	0.2%
Leslie H. Cross & Deborah L. Cross Family Trust	-	196,714	39,342	39,342	-	-	275,398	275,398	0.4%
Andrew Cross	353,760	39,257	7,850	7,850	-	-	54,957	408,717	0.6%
Luke T. Faulstick	-	289,716	57,943	57,943	-	-	405,602	405,602	0.6%
Kenneth Kashkin	-	39,559	7,911	7,911	-	-	55,381	55,381	0.1%
Stephen Murphy		198,136	39,627	39,627	-	-	277,390	277,390	0.4%
Leede Jones Gable Inc.	-	-	-	-	421,414	152,713	574,127	574,127	0.9%

(1) Salona Subscription Receipts will automatically convert into one common share on the Escrow Release Date, with 20% of such common shares being initially free trading upon the completion of the Change of Business and an additional 20% becoming unrestricted each month thereafter pursuant to the policies of the TSXV.

(2) Finco Shares will be exchanged on a one for one basis for one common share in connection with the Amalgamation that it is anticipated will take place immediately following the Change of Business and the automatic conversion of the outstanding Finco Subscription Receipts into the Units consisting of Finco Shares and Finco Warrants.

(3) Resulting Issuer Warrants are exercisable for common shares on a one for one basis at C$1.25 per share, subject to acceleration and expiring on December 18, 2022.

(4) Salona Compensation Options are exercisable at C$0.4749 per share until December 18, 2022.

(5) Exchangeable Compensation Options, which the selling shareholders would have received on a one for one basis in exchange for their Finco Compensation Options in connection with the Amalgamation that is anticipated will take place immediately following the Change of Business, are exercisable at C$0.8548 per share until December 18, 2022.

(6) Represents the number of shares being registered on behalf of the selling shareholders pursuant to this registration statement, which may be less than the total number of common shares held by the selling shareholder.

(7) Assumes the conversion, exchange and exercise, as applicable, of all Salona Subscription Receipts, Finco Shares, Resulting Issuer Warrants, Salona Compensation Options and Exchangeable Compensation Options for common shares.

(8) Leslie Cross, who is a current member of the Company's Board, has provided consultant services to the Company, and has entered into that certain Debt Conversion Agreement with the Company, controls the Leslie H. Cross & Deborah L. Cross Family Trust.

(9) Beacon Securities Limited will be deemed an underwriter for the resale of Common Shares it receives upon (i) conversion of Subscription Receipts, (ii)  exchange of Finco Shares and (iii) exercise of Resulting Issuer Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Del Mar, State of California on June 17, 2021.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

By	/s/ Kyle Appleby
Kyle Appleby
Interim Chief Financial Officer (in his capacity as Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Leslie Cross	Chairman of the Board and Interim Chief Executive Officer (Principal Executive Officer)	June 17, 2021
Leslie Cross

/s/ Kyle Appleby	Interim Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	June 17, 2021
Kyle Appleby

/s/ Jane Kiernan	Director	June 17, 2021
Jane Kiernan

/s/ Kyle Wilks	Director	June 17, 2021
Kyle Wilks

/s/ Dr. Ken Kashkin	Director	June 17, 2021
Dr. Ken Kashkin